 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2021, relating to the financial statements and financial highlights of 2ndVote Life Neutral Plus ETF and 2ndVote Society Defended ETF, each a series of 2nd Vote Funds, for the period ended June 30, 2021, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Accounting Service Provider” and “Financial Statements” in the Statement of Additional Information. We also hereby consent to the references to our firm in this Registration Statement on Form N-1A of 2VA American Freedoms ETF, a series of 2nd Vote Funds, under the headings “Accounting Service Provider” and “Financial Statements” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

October 28, 2021